Exhibit 99.1

FOR IMMEDIATE RELEASE

December 23, 2024

James Berg

Chief Financial Officer

jim.berg@trackgrp.com

Track Group Reports Fiscal 2024 Financial Results

NAPERVILLE, ILLINOIS – Track Group, Inc. (OTCQB: TRCK), a global leader in offender tracking and monitoring services, today announced financial results for its fiscal year ended September 30, 2024 (“FY24”). In FY24, the Company posted (i) total revenue of $36.9 Million (“M”), an increase of approximately 7.0% over total revenue of $34.5M for the year ended September 30, 2023 (“FY23”); (ii) FY24 operating loss of ($1.9M) compared to FY23 operating loss of ($1.5M); and (iii) net loss attributable to common shareholders of ($3.1M) in FY24 compared to net loss attributable to common shareholders of ($3.4M) in FY23.

“Fiscal year 2024 marked a strong return to growth for Track Group, with notable increases in revenue, gross profit, and Adjusted EBITDA. This progress reflects the increased use of our products and services in legacy programs and continued expansion through newly awarded contracts domestically and abroad. With a strong pipeline and a commitment to delivering value, we are poised for continued success in fiscal year 2025.” said Derek Cassell, Track Group’s CEO.

FINANCIAL HIGHLIGHTS

●	Total FY24 revenue of $36.90M increased approximately 7.0% compared to FY23 revenue of $34.5M. The rise in revenue was driven principally by an increase in people assigned to monitoring for clients in Illinois and the Bahamas offset by decreases in revenue for our customer in Chile.

●

Gross profit of $17.2M in FY24 increased approximately 12.5% compared to FY23 gross profit of $15.3M due to an increase in revenue, lower monitoring center costs and lower communication costs, partially offset by higher device repair costs and higher server costs.

●

Operating loss in FY24 of ($1.9M) increased compared to the operating loss of ($1.5M) in FY23. The increase in net loss in FY24 is primarily due to non-recurring expenses including an impairment charge of approximately $0.8M associated with assets held for sale and a settlement related to a contract dispute of approximately $1.0M.

●	Adjusted EBITDA for FY24 of $5.4M, increased compared to $3.8M for FY23 due to an increase in revenue and gross profit. Adjusted EBITDA in FY24 as a percentage of revenue increased to 14.6%, compared to 11.1% for FY23 for the same reasons.

●

Cash balance of $3.6M for FY24 decreased compared to $4.1M for FY23. The change in cash position was principally due to the reinvestment in monitoring technology and the payment of a settlement related to a contract dispute.

●

Net loss attributable to shareholders in FY24 was ($3.1M) compared to net loss of ($3.4M) in FY23, a change principally attributable to higher gross profit, and income tax benefit, partially offset by higher operating expense and higher other expense.

Business Outlook

Track Group returned to revenue and gross profit growth in FY24, which reinforces our confidence in the strategic reinvestment in technology and the implementation of new programs initiated in late FY23. These endeavors position us well for sustained growth throughout FY25. As a result, the Company's preliminary outlook for FY25 is as follows:

	Actual				Outlook
	FY 2023		FY 2024		FY 2025
Revenue:	$34.5	M	$36.9	M	$35M	-	$36M

Adjusted EBITDA Margin:	11.1%		14.6%		14%	-	15%

About Track Group, Inc.

Track Group designs, manufactures, and markets location tracking devices; as well as develops and sells a variety of related software, services, and accessories, networking solutions, and monitoring applications. The Company's products and services are designed to empower professionals in security, law enforcement, corrections, and rehabilitation organizations worldwide with single-sourced offender management solutions that integrate reliable intervention technologies to support re-socialization and monitoring initiatives.

The Company currently trades under the ticker symbol "TRCK" on the OTCQB exchange. For more information, visit www.trackgrp.com.

Forward-Looking Statements

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "estimate," "expect," "forecast," "intend," "may," "plan," "project," "predict," "if", "should" and "will" and similar expressions as they relate to Track Group, Inc., and subsidiaries ("Track Group") are intended to identify such forward-looking statements. These statements are only predictions and reflect Track Group's current beliefs and expectations with respect to future events and are based on assumptions and subject to risks and uncertainties and subject to change at any time. Track Group may from time-to-time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see "Risk Factors" in Track Group's annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. New risks emerge from time to time. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Non-GAAP Financial Measures

This release includes financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission including non-GAAP EBITDA. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. Reconciliations of these non-GAAP financial measures are based on the financial figures for the respective period.

Non-GAAP Adjusted EBITDA excludes items included but not limited to interest, taxes, depreciation, amortization, impairment charges, gains and losses, currency effects, one-time charges or benefits that are not indicative of operations, charges to consolidate, integrate or consider recently acquired businesses, costs of closing facilities, stock based or other non-cash compensation or other stated cash and non-cash charges (the “Adjustments”).

The Company believes the non-GAAP measures provide useful information to both management and investors when factoring in the Adjustments. Specific disclosure regarding the Company’s financial results, including management’s analysis of results from operations and financial condition, are contained in the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2023, and other reports filed with the Securities and Exchange Commission. Investors are encouraged to carefully read and consider such disclosure and analysis contained in the Company’s Form 10-K and other reports, including the risk factors contained in such Form 10-K.

TRACK GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2024 AND 2023

	September 30,	September 30,
	2024	2023
Assets
Current assets:
Cash	$3,574,215	$4,057,195
Accounts receivable, net of allowance for credit losses of $432,904 and $178,095 respectively	4,428,535	4,536,916
Prepaid expense and deposits	638,293	610,440
Inventory, net of reserves of $82,848 and $3,772, respectively	582,481	1,286,194
Assets held for sale	969,481	-
Total current assets	10,193,005	10,490,745
Property and equipment, net of accumulated depreciation of $430,003 and $1,920,850, respectively	317,206	115,808
Monitoring equipment, net of accumulated depreciation of $5,982,972 and $6,348,695, respectively	4,598,864	5,187,092
Intangible assets, net of accumulated amortization of $19,699,966 and $17,430,846, respectively	13,959,571	14,157,294
Goodwill	7,941,190	7,851,466
Other assets, net	660,170	2,442,154
Total assets	$37,670,006	$40,244,559

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$3,082,467	$2,796,712
Accrued liabilities	2,639,318	2,571,839
Current portion of long-term debt	-	308,417
Liabilities held for sale	732,028	-
Total current liabilities	6,453,813	5,676,968
Long-term debt, net of current portion	42,639,197	42,801,165
Long-term liabilities	186,407	259,359
Total liabilities	49,279,417	48,737,492

Stockholders’ equity (deficit):
Common stock, $0.0001 par value: 30,000,000 shares authorized; 11,863,758 and 11,863,758 shares outstanding, respectively	1,186	1,186
Preferred stock, $0.0001 par value: 20,000,000 shares authorized; 0 shares outstanding	-	-
Series A Convertible Preferred stock, $0.0001 par value: 1,200,000 shares authorized; 0 shares outstanding	-	-
Paid in capital	302,600,546	302,597,115
Accumulated deficit	(312,691,811)	(309,610,397)
Accumulated other comprehensive loss	(1,519,332)	(1,480,837)
Total equity (deficit)	(11,609,411)	(8,492,933)
Total liabilities and stockholders’ equity (deficit)	$37,670,006	$40,244,559

TRACK GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)

FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 2024 AND 2023

	2024	2023
Revenue:
Monitoring and other related services	$35,712,211	$33,503,687
Product sales and other	1,174,289	972,178
Total revenue	36,886,500	34,475,865

Cost of revenue:
Monitoring, products and other related services	16,615,936	15,915,300
Depreciation and amortization included in cost of revenue	3,061,520	3,263,490
Total cost of revenue	19,677,456	19,178,790

Gross profit	17,209,044	15,297,075

Operating expense:
General & administrative	11,521,826	10,275,695
Selling & marketing	3,121,239	2,842,661
Research & development	2,749,218	2,735,060
Depreciation & amortization	944,115	987,472
Impairment on assets held for sale	757,130	-
Total operating expense	19,093,528	16,840,888

Operating income (loss)	(1,884,484)	(1,543,813)

Other income (expense):
Interest income	126,365	272,775
Interest expense	(2,024,443)	(1,960,488)
Currency exchange rate gain (loss)	115,302	467,868
Other income/(expense), net	(3,607)	-
Total other income (expense)	(1,786,383)	(1,219,845)
Net income (loss) before income taxes	(3,670,867)	(2,763,658)
Income tax expense (benefit)	(589,453)	627,850
Net income (loss) attributable to common stockholders	(3,081,414)	(3,391,508)
Foreign currency translation adjustments	(38,495)	(206,220)
Comprehensive income (loss)	$(3,119,909)	$(3,597,728)
Net income (loss) per share – basic:
Net income (loss) per common share	$(0.26)	$(0.30)
Weighted average common shares outstanding	11,863,758	11,634,449

Net income (loss) per share – diluted:
Net income (loss) per common share	$(0.26)	$(0.30)
Weighted average common shares outstanding	11,863,758	11,634,449

TRACK GROUP, INC. AND SUBSIDIARIES

NON-GAAP ADJUSTED EBITDA SEPTEMBER 30 (UNAUDITED)

(amounts in thousands, except share and per share data)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2024	2023	2024	2023

Non-GAAP Adjusted EBITDA
Net income (loss) attributable to common shareholders	$(309)	$(1,245)	$(3,081)	$(3,392)
Interest expense, net	592	436	1,902	1,688
Depreciation and amortization	978	1,070	4,006	4,251
Income taxes (1)	(236)	30	(589)	628
Board compensation and stock-based compensation	75	71	253	385
Foreign exchange expense (gain)	(275)	505	(115)	(468)
Impairment on Assets Held for Sale	757	-	757	-
Other charges, net (2)	385	149	2,259	747
Total Non-GAAP Adjusted EBITDA	$1,967	$1,016	$5,392	$3,839
Non-GAAP Adjusted EBITDA, percent of revenue	20.2%	11.8%	14.6%	11.1%

Non-GAAP earnings per share – basic:
Weighted average common shares outstanding	11,863,758	11,863,758	11,863,758	11,634,449
Non-GAAP earnings per share	$0.17	$0.09	$0.45	$0.32

Non-GAAP earnings per share – diluted:
Weighted average common shares outstanding	11,863,758	11,863,758	11,863,758	11,634,449
Non-GAAP earnings per share	$0.17	$0.09	$0.45	$0.32

(1)

Currently, the Company has significant U.S. tax loss carryforwards that may be used to offset future taxable income, subject to IRS limitations. However, the Company is still subject to certain state, commonwealth, and other foreign based taxes.

(2)

Other charges in FY24 includes non-recurring expenses related to a settled contract dispute of approximately $1.0M, and our new monitoring center setup and training costs of $0.6M. Also included in other charges are expenses related to the board of directors, severance, and other Chile monitoring center costs.